Exhibit 99.1

News Release www.aviatnetworks.com
Aviat Networks Appoints John Madigan as Vice President, Corporate Controller and
Principal Accounting Officer
SANTA CLARA, Calif. Jan. 4, 2011 — Aviat Networks, Inc. (NASDAQ:AVNW), a leading wireless expert in advanced IP migration solutions, today announced that John J. Madigan will succeed J. Russell Mincey as Vice President, Corporate Controller and Principal Accounting Officer. Mr. Mincey will be leaving the Company as a result of the closing of the Company’s North Carolina offices and the move of its corporate headquarters to Santa Clara, California. Mr. Mincey will remain employed with the Company as an advisor through March 4, 2011, in order to assist the Company with respect to transitional matters relating to his function.
“We are pleased that John Madigan is joining Aviat Networks as Vice President, Corporate Controller and Principal Accounting Officer,” said Tom Cronan, Senior Vice President and Chief Financial Officer of Aviat Networks. “John brings a wealth of financial and management expertise at public and private high tech companies, including Ericsson/Redback Networks and Siebel Systems. John’s leadership will be essential in establishing a new, efficient and structured accounting and finance team in Santa Clara. ”
Mr. Madigan has held senior accounting positions with a number of technology companies. Before joining Aviat Networks, he served as Vice President, Corporate Controller of Redback Networks, Inc., an internet network equipment provider, and then as Vice President, Finance after Ericsson’s acquisition of Redback in January 2007. From 2001 to 2006, Mr. Madigan served as Controller of Siebel Systems, Inc., a customer relationship management application company which was acquired by Oracle Corporation in 2006.
Mr. Madigan is a Certified Public Accountant and holds a bachelor’s degree in Business from Santa Clara University.
About Aviat Networks
Aviat Networks, Inc. (NASDAQ:AVNW), previously known as Harris Stratex Networks, Inc., is a leading wireless expert in advanced IP network migration, building the foundation for the 4G/LTE broadband future. We offer best-of-breed wireless transmission solutions including LTE-ready microwave backhaul and a complete portfolio of essential service options that enable wireless public and private telecommunications operators to deliver advanced data, voice and video and mobility services around the world. Aviat Networks is agile, adaptive and anticipates what’s coming, to help our customers make the right choices. Our products and services are designed for flexible evolution, no matter what the future brings. With global reach and local presence on the ground, we work by the side of our customers allowing them to quickly and cost effectively

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seize new market and service opportunities while managing migration toward an all-IP future. For more information, please visit www.aviatnetworks.com or join the dialogue at www.twitter.com/aviatnetworks.
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Media Contact:
Cynthia Johnson, Aviat Networks, (408) 550-3321, cynthia.johnson@aviatnet.com